EXECUTION

STARM MORTGAGE LOAN TRUST 2007-4

MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2007-4

MASTER SERVICING

and

TRUST AGREEMENT

among

GS MORTGAGE SECURITIES CORP.,
as Depositor,

DEUTSCHE BANK NATIONAL TRUST COMPANY,
as Trustee,

SUNTRUST BANK,
as Custodian,

and

WELLS FARGO BANK, N.A.,
as Securities Administrator and Master Servicer

Dated as of September 1, 2007

TABLE OF CONTENTS

ii

SCHEDULES AND EXHIBITS

Schedule I	Mortgage Loans

Exhibit A	Forms of Certificates
Exhibit B	Custodial Agreement

iii

MASTER SERVICING AND TRUST AGREEMENT

THIS MASTER SERVICING AND TRUST AGREEMENT dated as of September 1, 2007 (this “Trust Agreement”), is hereby executed by and among GS MORTGAGE SECURITIES CORP., a Delaware corporation (the “Depositor”), DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee (in such capacity, the “Trustee”), SUNTRUST BANK, as custodian (the “Custodian”), and WELLS FARGO BANK, N.A., as securities administrator (in such capacity, the “Securities Administrator”) and master servicer (in such capacity, the “Master Servicer”).

PRELIMINARY STATEMENT

WHEREAS, the Depositor is duly authorized to form STARM Mortgage Loan Trust 2007-4 as a trust (the “Trust” or the “Trust Fund”) to issue a series of securities with an aggregate initial outstanding principal balance of $777,347,152 to be known as the Mortgage Pass-Through Certificates, Series 2007-4 (the “Certificates”). The Trust Fund is formed by this Trust Agreement, which fully incorporates by reference the Standard Terms to Master Servicing and Trust Agreement September 2007 Edition (the “Standard Terms”). The Certificates in the aggregate evidence the entire beneficial ownership in the Trust Fund. The Certificates consist of the 16 Classes of publicly offered certificates and 3 Classes of privately placed certificates set forth in Section 2.03(b) herein.

WHEREAS, pursuant to Section 11.01 of the Standard Terms, the Securities Administrator, on behalf of the Trust Fund, will make an election to treat all of the assets of the Trust Fund as three real estate mortgage investment conduits (each, a “REMIC” and, individually, “REMIC I”, “REMIC II” and “REMIC III”) for federal income tax purposes. The “startup day” of each REMIC for purposes of the REMIC Provisions is the Closing Date.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties hereinafter set forth, the Depositor, the Trustee, the Custodian, the Securities Administrator and the Master Servicer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Standard Terms. The Depositor, the Trustee, the Custodian, the Securities Administrator and the Master Servicer acknowledge that the Standard Terms prescribe certain obligations of each such entity, with respect to the Certificates. The Depositor, the Trustee, the Securities Administrator, the Custodian and the Master Servicer agree to observe and perform such prescribed duties, responsibilities and obligations, pursuant to the terms and conditions thereof and of this Trust Agreement, and acknowledge that, except to the extent inconsistent with the provisions of this Trust Agreement, the Standard Terms are and shall be a part of this Trust Agreement to the same extent as if set forth herein in full.

Section 1.02 Defined Terms.Capitalized terms used but not defined herein shall have the respective meanings assigned to them in Section 1.01 of the Standard Terms or in the Sale and Servicing Agreement. In the event of a conflict between the Standard Terms and the Sale and Servicing Agreement, the Sale and Servicing Agreement shall govern. In the event of a conflict between the Standard Terms and this Trust Agreement, this Trust Agreement shall govern. As used herein, the following terms shall have the respective meanings assigned thereto:

“Accrued Certificate Interest”: With respect to any Class of Certificates and any Distribution Date the sum of (a) Certificate Interest for the related Interest Accrual period for such Class of Certificates and (b) the aggregate of all Accrued Certificate Interest that remains unpaid from prior Distribution Dates.

“Administrative Cost Rate”: For each Mortgage Loan, the applicable Servicing Fee Rate plus the Master Servicing Fee Rate plus the Lender Paid Mortgage Insurance Rate, if applicable.

“Affected Senior Certificate”: As defined in Section 3.03 hereof.

“Affected Subordinate Certificate”: As defined in Section 3.01(g) hereof.

“Assignment Agreement”: The Assignment, Assumption and Recognition Agreement dated as of September 1, 2007, among the Depositor, as assignor, the Trustee, as assignee, and SunTrust, as seller and servicer.

“Available Distribution Amount”: For any Distribution Date and any Loan Group, the aggregate for all of the Mortgage Loans in such Loan Group of the following amounts:

(1) the total amount of all cash received from or on behalf of the Borrowers or advanced by the Servicer or the Master Servicer (or other successor master servicer) as successor servicer in the event the Servicer fails to make such required advances, or by the Trustee in its capacity as successor master servicer in the event the Master Servicer fails to make any such required advances, in each case pursuant to Section 3.05 of the Standard Terms on the Mortgage Loans in such Loan Group and not previously distributed, Compensating Interest Payments made by the Servicer (or the Master Servicer or the Trustee in its capacity as successor Master Servicer, as the case may be) and proceeds of Mortgage Loans that are liquidated, except:

(a) all Scheduled Payments collected but due on a Due Date after such Distribution Date;

(b) all Curtailments received after the previous calendar month;

(c) all Payoffs received after the previous calendar month (together with any interest payment received with such Payoffs to the extent that such Payoffs represent the payment of interest accrued on such Mortgage Loans for the period after the previous calendar month);

(d) Liquidation Proceeds and Insurance Proceeds received on the Mortgage Loans in such Loan Group after the previous calendar month;

(e) all amounts in the REMIC I Distribution Account from Mortgage Loans in the related Loan Groups that are then due and payable to the applicable Servicer under the related Sale and Servicing Agreement;

(f) the Servicing Fee for each Mortgage Loan in such Loan Group, net of any amounts payable as compensating interest by the applicable Servicer on that Distribution Date;

(g) any Crossover Amount from such Loan Group required to be allocated to any other Loan Group pursuant to Section 3.03; and

(h) such Loan Group’s share of all related indemnification amounts and other amounts reimbursable on such Distribution Date to the Master Servicer, the Securities Administrator, the Custodian and the Trustee as provided herein or in the Standard Terms.

(2) the total amount of any cash received by the Securities Administrator or the Servicer (or the Master Servicer or the Trustee) from the repurchase by the Seller of any Mortgage Loans pursuant to the Assignment Agreement or Sale and Servicing Agreement, together with any Substitution Adjustment Amount received by the Securities Administrator in connection with the substitution by the Depositor of a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan pursuant to Section 2.03 of the Standard Terms to this Trust Agreement, in each case as a result of defective documentation or breach of representations and warranties (provided that the obligation to repurchase arose before the related Due Date);

(3) any Crossover Amount from any other Loan Group required to be allocated to such Loan Group pursuant to Section 3.03; and

(4) any Subsequent Recoveries received with respect to the Mortgage Loans in such Loan Group.

“Book-Entry Certificates”: The Senior Certificates (other than the Residual Certificates) and the Subordinate Certificates.

“Certificate Group”: Any of the Group 1 Certificates, the Group 2 Certificates, Group 3 Certificates and the Group 4 Certificates, as applicable.

“Certificate Interest”: For each Class of Certificates, on each Distribution Date, an amount equal to the product of (a) the Certificate Rate for such Class, (b) a fraction, the numerator of which is 30 and the denominator of which is 360, and (c) the applicable Class Principal Balance, as applicable.

“Certificate Rate”: With respect to each Class of Certificates on any Distribution Date, the percentage per annum rate or other entitlement to interest described in Section 2.03 hereof.

“Certificates”: The Class 1A1, Class 1A2, Class 2A1, Class 2X, Class 2A2, Class 2A3, Class 3A1, Class 3A2, Class 4A1, Class 4A2, Class M, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class RC and Class R Certificates.

“Class”: Each class of Certificates or REMIC Interests.

“Class 2X Notional Amount”: Initially shall be $95,418,000, and with respect to each Distribution Date, will be equal to the Class Principal Balance of the Class 2A2 Certificates.

“Class B Certificates”: The Class B1, Class B2, Class B3, Class B4, Class B5, and Class B6 Certificates.

“Class I Interests”: The Class I-1B, Class I-1Q, Class I-2B, Class I-2Q, Class I-3B, Class I-3Q, Class I-4B and Class I-4Q Interests, each of which shall constitute a class of regular interests in REMIC I.

“Class Principal Balance”: With respect to each Class of Certificates (other than the Class 2X Certificates) or Interests, as of the close of business on any Distribution Date, the initial balance of such Class of Certificates or Interests set forth in Section 2.03(b) reduced by (a) all principal payments (other than payments in reimbursement of Realized Losses) previously distributed to such Class of Certificates or Interests in accordance with the Trust Agreement, and (b) all Realized Losses, if any, previously allocated to such Class of Certificates or Interests pursuant to the Trust Agreement, and increased by (c) the amount of any Subsequent Recoveries allocated to that Class.

“Class R Certificates”: The Certificates constituting the sole class of “residual interest” (as defined in Code Section 860G(a)(2)) in REMIC II and REMIC III.

“Class RC Certificates”: The Certificates constituting the sole class of “residual interest” (as defined in Code Section 860G(a)(2)) in REMIC I.

“Closing Date”: September 24, 2007.

“CMT Rate”: Not applicable.

“Crossover Amounts”: Amounts related to a Loan Group that are required to be paid to the Senior Certificates related to another Loan Group pursuant to Section 3.03.

“Curtailments”: Voluntary partial prepayments on a Mortgage Loan (i.e., not including Payoffs, Liquidation Proceeds, Insurance Proceeds, or Condemnation Proceeds).

“Custodial Agreement”: The custodial agreement dated as of September 1, 2007, between the Depositor and the Custodian and acknowledged by the Trustee, a copy of which is attached hereto as Exhibit B.

“Custodian”: SunTrust Bank, in its capacity as custodian under the Custodial Agreement, and any successor Custodian thereunder.

“Cut-Off Date”: September 1, 2007.

“Delinquency/Loss Test”: The test as to whether on any Distribution Date: (A) the aggregate outstanding principal balance of the Mortgage Loans delinquent 60 days or more (including Mortgage Loans in bankruptcy or foreclosure and REO Property) averaged over the immediately preceding three-month period is less than or equal to 50% of the aggregate outstanding Class Principal Balance of the Subordinate Certificates as of such Distribution Date, and (B) cumulative Realized Losses as of each Distribution Date prior to October 2015, October 2016, October 2017 and October 2018 (and each October thereafter) do not exceed 30%, 35%, 40%, 45% and 50%, respectively, of the aggregate initial Class Principal Balance of Subordinate Certificates.

“Distribution Date”: The 25th day of each month, or if such day is not a Business Day, the next Business Day following such day. The initial Distribution Date shall be October 25, 2007.

“Due Date”: For any Mortgage Loan, the first day in each calendar month.

“Due Period”: With respect to each Distribution Date, the period beginning on the second day of the month preceding the month of such Distribution Date and ending on, and including, the first day of the month of such Distribution Date.

“ERISA-Qualifying Underwriting”: A best efforts or firm commitment underwriting or private placement that meets the requirements of Prohibited Transaction Exemption 89-88 (Exemption Application No. D-7573), as amended by PTE 2007-5 (Exemption Application No. D-11370), as amended (or any successor thereto), or any substantially similar administrative exemption granted by the U.S. Department of Labor.

“Fitch”: Fitch Ratings, and its successors in interest.

“Group 1 Certificates”: The Class R, Class RC, Class 1A1 and Class 1A2 Certificates. The Group 1 Certificates are related to Loan Group 1.

“Group 2 Certificates”: The Class 2A1, Class 2A2, Class 2A3 and Class 2X Certificates. The Group 2 Certificates are related to Loan Group 2.

“Group 3 Certificates”: The Class 3A1 and Class 3A2 Certificates. The Group 3 Certificates are related to Loan Group 3.

“Group 4 Certificates”: The Class 4A1 and Class 4A2 Certificates. The Group 4 Certificates are related to Loan Group 4.

“Group 1 Loans”: The Mortgage Loans in Loan Group 1.

“Group 2 Loans”: The Mortgage Loans in Loan Group 2.

“Group 3 Loans”: The Mortgage Loans in Loan Group 3.

“Group 4 Loans”: The Mortgage Loans in Loan Group 4.

“Group Subordinate Amount”: As to any Distribution Date and (i) the Mortgage Loans in Loan Group 1, shall be equal to the excess of the aggregate Scheduled Principal Balance of the Mortgage Loans in Loan Group 1 for the preceding Distribution Date over the aggregate Class Principal Balance of the Group 1 Certificates after giving effect to distributions on such preceding Distribution Date; (ii) the Mortgage Loans in Loan Group 2, shall be equal to the excess of the aggregate Scheduled Principal Balance of the Mortgage Loans in Loan Group 2 for the preceding Distribution Date over the aggregate Class Principal Balance of the Group 2 Certificates (other than the Class 2X Certificates) after giving effect to distributions on such preceding Distribution Date; (iii) the Mortgage Loans in Loan Group 3, shall be equal to the excess of the aggregate Scheduled Principal Balance of the Mortgage Loans in Loan Group 3 for the preceding Distribution Date over the aggregate Class Principal Balance of the Group 3 Certificates after giving effect to distributions on such preceding Distribution Date; and (iv) the Mortgage Loans in Loan Group 4, shall be equal to the excess of the aggregate Scheduled Principal Balance of the Mortgage Loans in Loan Group 4 for the preceding Distribution Date over the aggregate Class Principal Balance of the Group 4 Certificates after giving effect to distributions on such preceding Distribution Date

“Interest Accrual Period”: For any Distribution Date and each Class of Certificates, the calendar month preceding the month in which such Distribution Date occurs, calculated on the basis of a 360-day year consisting of twelve thirty-day months.

“Interest Only Certificate”: Any Class 2X Certificate.

“Junior Subordinate Certificates”: The Class B4, Class B5 and Class B6 Certificates.

“Lender Paid Mortgage Insurance Amount”: With respect to any Lender Paid Mortgage Insurance Loan, the interest portion of each Scheduled Payment that is paid by the related Borrower that will be used by the Servicer to pay the monthly premium of the “lender paid” primary insurance policy on such Lender Paid Mortgage Insurance Loan, which is calculated by multiplying the Scheduled Principal Balance as of the related date of determination on such Lender Paid Mortgage Insurance Loan by the applicable Lender Paid Mortgage Insurance Rate.

“Lender Paid Mortgage Insurance Loan”: Not applicable.

“Lender Paid Mortgage Insurance Rate”: With respect to any Lender Paid Mortgage Insurance Loan, a per annum rate equal to the percentage indicated on the Mortgage Loan Schedule under the heading “Lender Paid Mortgage Insurance Rate.”

“LIBOR”: Not applicable.

“LIBOR Certificates”: Not applicable.

“LIBOR Determination Date”: Not applicable.

“Liquidated Mortgage Loan”: A Mortgage Loan for which the Servicer has determined that it has received all amounts that it expects to recover from or on account of the Mortgage Loan, whether from Insurance Proceeds, Liquidation Proceeds, the liquidation of any assets pledged for the further security of such Mortgage Loan in addition to the Mortgaged Property or otherwise.

“Liquidation Principal”: For any Distribution Date, the principal portion of Liquidation Proceeds received with respect to each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date.

“Loan Group 1”: The aggregate of the Mortgage Loans identified on Schedule I as being included in Loan Group 1.

“Loan Group 2”: The aggregate of the Mortgage Loans identified on Schedule I as being included in Loan Group 2.

“Loan Group 3”: The aggregate of the Mortgage Loans identified on Schedule I as being included in Loan Group 3.

“Loan Group 4”: The aggregate of the Mortgage Loans identified on Schedule I as being included in Loan Group 4.

“London Business Day”: Not applicable.

“Master Servicer”: Wells Fargo Bank, N.A., in its capacity as Master Servicer under this Trust Agreement, or its successor in interest in such capacity.

“Master Servicer Investment Period”: The period between each Remittance Date and Distribution Date.

“Master Servicing Fee”: With respect to each Distribution Date and each Mortgage Loan, the aggregate amount payable to the Master Servicer with respect to such Mortgage Loan, which amount payable is equal to one-twelfth of the Master Servicing Fee Rate multiplied by the Scheduled Principal Balance of such Mortgage Loan as of the beginning of the Due Period related to such Distribution Date.

“Master Servicing Fee Rate”: For each Mortgage Loan, a per annum rate of 0.000%.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgage Loans”: The mortgage loans listed on Schedule I hereto.

“Net Rate”: With respect to each Mortgage Loan, the interest rate of such Mortgage Loan less the Administrative Cost Rate applicable to such Mortgage Loan. For purposes of calculating the Certificate Rates of the REMIC Interests and Certificates, the Net Rate of a Mortgage Loan shall be calculated without regard to any modification, waiver or amendment of the interest rate of the Mortgage Loan, whether agreed to by any Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Borrower. Further, in the case of any Distribution Date and any Mortgage Loan that has a first payment date after the first day of the related Due Period, the Net Rate of such Mortgage Loan shall be treated as zero for purposes of calculating the Certificate Rates of the REMIC Interests and the Certificates.

“Net WAC Rate”: With respect to any Distribution Date and each Loan Group, the per annum rate equal to a fraction (i) the numerator of which is the sum, for each Mortgage Loan in such Loan Group, of the product of (x) the Net Rate in effect for such Mortgage Loan as of the beginning of the related Due Period and (y) the Scheduled Principal Balance of such Mortgage Loan as of the beginning of the related Due Period (after taking into account scheduled payments of principal on such date), and (ii) the denominator of which is the aggregate Scheduled Principal Balance of the Mortgage Loans in such Loan Group as of the beginning of the related Due Period.

“Notional Amount”: The Class 2X Notional Amount. For the avoidance of doubt, the Notional Amount is used to calculate distributions of interest on the Class 2X Certificates, but is not a principal amount or other amount to which a Certificateholder is entitled.

“Order of Priority”: Sequentially, to the Class M, Class B1, Class B2, Class B3, Class B4, Class B5 and Class B6 Certificates, in that order.

“Payoffs”: Voluntary prepayments in full on a Mortgage Loan.

“Prepayment Period”: As to each Distribution Date, the preceding calendar month.

“Principal Payment Amount”: For any Distribution Date and any Loan Group, the sum, for all Mortgage Loans in such Loan Group, of the portion of Scheduled Payments due on the Due Date immediately before the Distribution Date that are allocable to principal on the Mortgage Loans in such Loan Group.

“Principal Prepayment Amount”: For any Distribution Date and any Loan Group, the sum, for all of the Mortgage Loans in such Loan Group, of all Payoffs and Curtailments that were received during the related Prepayment Period.

“Private Certificate”: Any Class B4, Class B5 or Class B6 Certificate.

“Rating Agency”: Each of S&P, Moody’s and Fitch.

“Record Date”: For any Distribution Date and any Class of Certificates, the last Business Day of the related Interest Accrual Period.

“Reference Banks”: Not applicable.

“Regular Certificates”: The Senior Certificates (other than the Residual Certificates) and the Subordinate Certificates.

“Regular Interests”: The REMIC I Regular Interests and REMIC II Regular Interests.

“REMIC”: Any of REMIC I, REMIC II or REMIC III.

“REMIC Interests”: Each Class of Regular Interests and the Class RC and Class R Certificates issued pursuant to Section 2.03.

“REMIC I”: One of the real estate mortgage investment conduits created in the Trust, the assets of which consist of the Mortgage Loans and the REMIC I Distribution Account.

“REMIC I Regular Interests”: The regular interests issued by REMIC I, consisting of the Class I Interests.

“REMIC I Subordinated Balance Ratio”: The ratio among the principal balances of the Class I-1B Interest, Class I-2B Interest, Class I-3B and Class I-4B Interest equal to the ratio among the Group Subordinate Amounts for each of Loan Group 1, Loan Group 2, Loan Group 3 and Loan Group 4.

“REMIC II”: One of the real estate mortgage investment conduits created in the Trust, the assets of which consist of the REMIC I Regular Interests and the REMIC II Distribution Account.

“REMIC II Regular Interests”: The regular interests issued by REMIC II.

“REMIC III”: One of the real estate mortgage investment conduits created in the Trust, the assets of which consist of the Certificate Account and the REMIC II Regular Interests.

“REMIC III Regular Interests”: The regular interests issued by REMIC III, consisting of the Certificates (other than the Residual Certificates).

“Remittance Date”: The 22nd day of each month, or if such day is not a Business Day, the business day immediately preceding such date, as set forth in the Sale and Servicing Agreement.

“Residual Certificates”: The Class R and Class RC Certificates.

“Retained Certificate”: Until subject to an ERISA-Qualifying Underwriting, any Class 1A2, Class 2A3, Class 4A2, Class B1, Class B2 or Class B3 Certificate.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

“Sale and Servicing Agreement”: The Sale and Servicing Agreement dated as of September 1, 2007 by and between SunTrust and the Depositor.

“Scheduled Payment”: For each Mortgage Loan, payments of interest and principal scheduled to be paid on each Due Date in accordance with the terms of related Mortgage Note.

“Securities Administrator”: Wells Fargo Bank, N.A. in its capacity as Securities Administrator under this Trust Agreement, or its successor in interest in such capacity.

“Securities Administrator Fee”: Not applicable.

“Seller”: SunTrust Mortgage, Inc.

“Senior Certificates”: Collectively, the Class 1A1, Class 1A2, Class 2A1, Class 2X, Class 2A2, Class 2A3, Class 3A1, Class 3A2, Class 4A1, Class 4A2, Class R and Class RC Certificates.

“Senior Liquidation Amount”: For any Distribution Date and any Loan Group, shall equal the aggregate, for each Mortgage Loan in such Loan Group that became a Liquidated Mortgage Loan during the calendar month preceding the month of that Distribution Date, of the lesser of (i) the applicable Senior Percentage of the Scheduled Principal Balance of that Mortgage Loan and (ii) the applicable Senior Prepayment Percentage of the Liquidation Principal derived from such Mortgage Loan.

“Senior Percentage”: For any Distribution Date and any Loan Group, shall equal the lesser of (a) 100% and (b) the sum of the Class Principal Balances (immediately before such Distribution Date) of the Senior Certificates related to such Loan Group, divided by the aggregate Scheduled Principal Balance of the Mortgage Loans in such Loan Group as of the beginning of the Due Period related to such Distribution Date.

“Senior Prepayment Amount”: For any Distribution Date and any Loan Group, the product of (i) the applicable Senior Prepayment Percentage and (ii) the Principal Prepayment Amount for such Loan Group received during the related Prepayment Period.

“Senior Prepayment Percentage”: For each Distribution Date and any Loan Group, the applicable Senior Percentage for such Distribution Date, plus the percentage of the Subordinate Percentage for the applicable Loan Group or Loan Groups identified below for the period during which such Distribution Date occurs:

Distribution Date	Percent of Applicable Subordinate Percentage
October 2007 through September 2014	100%
October 2014 through September 2015	70%
October 2015 through September 2016	60%
October 2016 through September 2017	40%
October 2017 through September 2018	20%
October 2018 and thereafter	0%

provided, however, that, (i) on any Distribution Date, if the Senior Percentage for any Loan Group for such Distribution Date exceeds the initial Senior Percentage of such Loan Group as of the Closing Date, then the Senior Prepayment Percentage for each Loan Group and that Distribution Date shall equal 100%; (ii) if before the Distribution Date in October 2010, (x) the combined Subordinate Percentage for all Loan Groups for such Distribution Date is greater than or equal to twice the combined Subordinate Percentage as of the Closing Date and (y) the aggregate amount of Realized Losses realized on the Mortgage Loans in all Loan Groups is less than or equal to 20% of the initial aggregate Class Principal Balance of the Subordinate Certificates, then the Senior Prepayment Percentage for each Loan Group for such Distribution Date shall equal the Senior Percentage for such Loan Group plus 50% of the Subordinate Percentage for that Distribution Date; and (iii) if on or after the Distribution Date in October 2010, (x) the Subordinate Percentage for all Loan Groups for such Distribution Date is greater than or equal to twice the combined Subordinate Percentage as of the Closing Date and (y) the aggregate amount of Realized Losses realized on the Mortgage Loans in all Loan Groups is less than or equal to 30% of the initial aggregate Class Principal Balance of the Subordinate Certificates, then the Senior Prepayment Percentage for each Loan Group for such Distribution Date shall equal the Senior Percentage for such Loan Group for such Distribution Date; and provided, further, that if the Delinquency/Loss Test is not satisfied as of the respective Distribution Date, the Senior Prepayment Percentage for all Loan Groups, for the related Distribution Date shall equal 100%. If on any Distribution Date the allocation to the Senior Certificates in the percentage required would reduce the sum of the Class Principal Balances of the Senior Certificates related to a Loan Group below zero, the Senior Prepayment Percentage for such Distribution Date and such Loan Group shall be limited to the percentage necessary to reduce such sum to zero.

“Senior Principal Distribution Amount”: For each Distribution Date and each Loan Group, the sum of: (i) the applicable Senior Percentage of the Principal Payment Amount for such Loan Group, (ii) the applicable Senior Prepayment Percentage of the Principal Prepayment Amount for such Loan Group, (iii) the Senior Liquidation Amount for such Loan Group, (iv) Crossover Amounts (allocable to principal), if any, received from the other Loan Groups and (v) the applicable Senior Prepayment Percentage of any Subsequent Recoveries, with respect to the Mortgage Loans in such Loan Group.

“Senior Subordinate Certificates”: The Class M, Class B1, Class B2 and Class B3 Certificates.

“Senior Support Certificates”: The Class 1A2, Class 2A3, Class 3A2 and Class 4A2 Certificates.

“Servicer”: SunTrust Mortgage, Inc.

“Servicing Fee”: With respect to each Distribution Date and each Mortgage Loan, the aggregate amount payable to the Servicer with respect to such Mortgage Loan, which amount payable is equal to one-twelfth of the Servicing Fee Rate multiplied by the Scheduled Principal Balance of such Mortgage Loan as of the beginning of the Due Period related to such Distribution Date.

“Servicing Fee Rate”: For each Mortgage Loan, a per annum rate equal to 0.250%.

“Standard Terms”: The Standard Terms to Master Servicing and Trust Agreement, September 2007 Edition, incorporated by reference in this Trust Agreement.

“Subordinate Certificates”: The Class B Certificates and the Class M Certificates.

“Subordinate Percentage”: For any Distribution Date and any Loan Group, (x) 100%, minus (y) the Senior Percentage for such Loan Group.

“Subordinate Principal Distribution Amount”: For any Distribution Date and any Loan Group, (x) the sum, for such Loan Group, of the Principal Payment Amount, the Principal Prepayment Amount and the Liquidation Principal, minus (y) the Senior Principal Distribution Amount for such Loan Group, minus (z) Crossover Amounts, if any, allocable to principal paid to the Senior Certificates related to the other Loan Group.

“Subordination Levels”: With respect to any Class of Subordinate Certificates on any specified date, the percentage obtained by dividing the sum of the Class Principal Balances of all Classes of Subordinate Certificates that are subordinate to that Class by the sum of the Class Principal Balances of all Classes of Certificates as of such date, before giving effect to distributions and allocations of Realized Losses to the Certificates on such date.

“Subsequent Recoveries”: With respect to any Distribution Date and any Mortgage Loan, amounts received in respect of principal on such Mortgage Loan during the related Prepayment Period which have previously been allocated as a Realized Loss to a Class of Certificates.

“SunTrust”: SunTrust Mortgage, Inc., or any successor in interest.

“Super Senior Certificates”: The Class 1A1, Class 2A1, Class 2A2, Class 3A1 and Class 4A1 Certificates.

“Trust Agreement”: This Master Servicing and Trust Agreement dated as of September 1, 2007, which incorporates by reference the Standard Terms. Any references in any documents required hereunder, including references in documents within the Trustee Mortgage Loan File, to a Trust Agreement dated as of September 1, 2007 shall be deemed to refer to this Trust Agreement.

“Trust Estate”: As defined in Section 2.01 hereof.

“Trustee”: Deutsche Bank National Trust Company, not in its individual capacity but solely as Trustee under this Trust Agreement, or its successor in interest in such capacity, or any successor trustee appointed as herein provided.

“Wells Fargo Bank”: Wells Fargo Bank, N.A., or any successor in interest.

ARTICLE II

FORMATION OF TRUST; CONVEYANCE OF MORTGAGE LOANS; APPOINTMENT OF CUSTODIAN

Section 2.01 Conveyance to the TrusteeTo provide for the distribution of the principal of and interest on the Certificates in accordance with their terms, all of the sums distributable under this Trust Agreement with respect to the Certificates and the performance of the covenants contained in this Trust Agreement, the Depositor hereby bargains, sells, conveys, assigns and transfers to the Trustee, in trust, without recourse and for the exclusive benefit of the Holders, all of the Depositor’s right, title and interest in and to any and all benefits accruing to the Depositor from: (a) the Mortgage Loans listed on each of Schedule I hereto, the related Trustee Mortgage Loan Files, and all Scheduled Payments due thereon after the Cut-Off Date and all principal prepayments collected with respect to the Mortgage Loans and paid by a Borrower on or after the Cut-Off Date, and proceeds of the conversion, voluntary or involuntary, of the foregoing; (b) the Sale and Servicing Agreement (other than the Depositor’s rights to indemnification thereunder, which were retained by the Depositor under the Assignment Agreement), as it relates to the Mortgage Loans; (c) the Custodial Agreement, as it relates to the Mortgage Loans; (d) the Assignment Agreement; (e) the REMIC I Distribution Account, the Master Servicer Account, the Certificate Account and the Collection Account, as they relate to the Mortgage Loans and (f) proceeds of all of the foregoing (including, without limitation, all amounts, other than investment earnings, from time to time held or invested in the Collection Account, the REMIC I Distribution Account and the Certificate Account, whether in the form of cash, instruments, securities or other property, all proceeds of any mortgage insurance, mortgage guarantees, hazard insurance, or title insurance policy relating to the Mortgage Loans, cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, rights to payment of any and every kind, and other forms of obligations and receivables, which at any time constitute all or part or are included in the proceeds of any of the foregoing) to pay the Certificates as specified herein (items (a) through (f) above shall be collectively referred to herein as the “Trust Estate”).

The foregoing sale, transfer, assignment, set-over and conveyance does not and is not intended to result in the creation of an assumption by the Trustee of any obligation of the Depositor, the Seller or any other person in connection with the Mortgage Loans, the Sale and Servicing Agreement, the Assignment Agreement or under any agreement or instrument relating thereto except as specifically set forth herein.

It is the policy and intention of the Trust Fund that none of the mortgage loans included in the Trust Fund is (i) a “High Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003, (ii) a “High Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004, (iii) a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act effective November 7, 2004, (iv) a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act effective January 1, 2005, or (v) a “High Cost Home Loan” as defined in the Illinois High Risk Home Loan Act effective January 1, 2004.

Section 2.02 Acceptance by the Trustee.By its execution of this Trust Agreement, the Trustee acknowledges and declares that it holds and will hold or has agreed to hold (in each case through the Custodian) all documents delivered to any such person from time to time with respect to the Mortgage Loans and all assets included in the definition of “Trust Estate” herein in trust for the exclusive use and benefit of all present and future Holders. The Trustee has not created and will not create, and no Responsible Officer of the Trustee has any actual knowledge or has received actual notice of, any interest in the Trust Estate contrary to the interests created by the Trust Agreement. The Trustee has not entered, nor intends to enter, into any subordination agreement or intercreditor agreement with respect to any asset included in the Trust Estate. The Trustee is hereby directed to execute and deliver, solely in its capacity as Trustee, the Assignment Agreement.

Section 2.03 REMIC Elections and REMIC Designation.

Elections shall be made by the Securities Administrator to treat the assets of the Trust Estate described in the definition of the term “REMIC I,” the assets of the Trust Estate described in the definition of the term “REMIC II” and the assets of the Trust Estate described in the definition of the term “REMIC III” as three separate REMICs for federal income tax purposes. The REMIC I Regular Interests shall constitute the regular interests in REMIC I, the REMIC II Regular Interests shall constitute the regular interests in REMIC II and the REMIC III Regular Interests shall constitute the regular interests in REMIC III. REMIC I shall issue the Class RC Certificates, which shall constitute the sole class of residual interests in REMIC I and REMIC II shall issue the Class II-R interest, which shall constitute the sole class of residual interests in REMIC II. The Class R Certificates shall represent ownership of the sole class of residual interests in REMIC III and shall also represent ownership of the Class II-R interest. References in the Standard Terms to REMIC I shall be deemed, for purposes of this Trust Agreement, to refer to REMIC I and REMIC II referred to herein, as modified by this Trust Agreement.

(a) REMIC I Designation.

The pass-through rate with respect to the Class I-1B Interest and Class I-1Q Interest shall be a per annum rate equal to the Net WAC Rate for Loan Group 1. The pass-through rate with respect to the Class I-2B Interest and Class I-2Q Interest shall be a per annum rate equal to the Net WAC Rate for Loan Group 2. The pass-through rate with respect to the Class I-3B Interest and Class I-3Q Interest shall be a per annum rate equal to the Net WAC Rate for Loan Group 3. The pass-through rate with respect to the Class I-4B Interest and Class I-4Q Interest shall be a per annum rate equal to the Net WAC Rate for Loan Group 4.

As of the Closing Date and any date of determination, (i) the principal balance of the Class I-1B Interest shall equal 0.10% of the Group Subordinate Amount for Loan Group 1; (ii) the principal balance of the Class I-2B Interest shall equal 0.10% of the Group Subordinate Amount for Loan Group 2; (iii) the principal balance of the Class I-3B Interest shall equal 0.10% of the Group Subordinate Amount for Loan Group 3; and (iv) the principal balance of the Class I-4B Interest shall equal 0.10% of the Group Subordinate Amount for Loan Group 4.

As of the Closing Date and any date of determination, (i) the principal balance of the Class I-1Q Interest shall equal the excess of the aggregate Scheduled Principal Balance of the Group 1 Loans as of the end of the related Prepayment Period over the principal balance of the Class I-1B Interest, (ii) the principal balance of the Class I-2Q Interest shall equal the excess of the aggregate Scheduled Principal Balance of the Group 2 Loans as of the end of the related Prepayment Period over the principal balance of the Class I-2B Interest, (iii) the principal balance of the Class I-3Q Interest shall equal the excess of the aggregate Scheduled Principal Balance of the Group 3 Loans as of the end of the related Prepayment Period over the principal balance of the Class I-3B Interest and (iv) the principal balance of the Class I-4Q Interest shall equal the excess of the aggregate Scheduled Principal Balance of the Group 4 Loans as of the end of the related Prepayment Period over the principal balance of the Class I-4B Interest.

On each Distribution Date, prior to distributions on the Certificates as provided in Section 3.01(a): (i) the Available Distribution Amount (without regard to clause (1)(g) of the definition thereof) from Loan Group 1 shall be deemed distributed to the Class I-1B Interest and Class I-1Q Interest, (ii) the Available Distribution Amount (without regard to clause (1)(g) of the definition thereof) from Loan Group 2 shall be deemed distributed to the Class I-2B Interest and Class I-2Q Interest, (iii) the Available Distribution Amount (without regard to clause (1)(g) of the definition thereof) from Loan Group 3 shall be deemed distributed to the Class I-3B Interest and Class I-3Q Interest and (iv) the Available Distribution Amount (without regard to clause (1)(g) of the definition thereof) from Loan Group 4 shall be deemed distributed to the Class I-4B Interest and Class I-4Q Interest.

Distributions of principal shall be made, and Realized Losses shall be allocated:

(i) first, to the Class I-1B Interest, Class I-2B Interest, Class I-3B Interest and Class I-4B Interest, each from the related Loan Group, so that the principal balance for each such interest (computed to at least eight decimal places) is equal to 0.10% of the Group Subordinate Amount for the related Loan Group; provided however, if any such amount is a larger number than in the preceding distribution period, the least amount of principal shall be distributed or losses shall be allocated to the Class I-1B Interest, Class I-2B Interest, Class I-3B Interest and Class I-4B Interest, as applicable, such that the REMIC I Subordinated Balance Ratio is maintained; and

(ii) second, any remaining amounts of principal shall be distributed and losses shall be allocated from the related Loan Group to the Class I-1Q Interest, Class I-2Q Interest, Class I-3Q Interest and Class I-4Q Interest, respectively.

(b) REMIC II Designation.

REMIC II shall issue each of the following Classes of Interests, each of which shall be a REMIC II Interest, having the following certificate rates and initial principal balances:

Class	Initial Class Principal Balance	Initial Certificate Rate	Corresponding Class of Certificates
II-1A1	(1)	(2)	1A1
II-1A2	(1)	(2)	1A2
II-2A1	(1)	(2)	2A1
II-2A2	(1)	(3)	2A2, 2X
II-2A3	(1)	(2)	2A3
II-3A1	(1)	(2)	3A1
II-3A2	(1)	(2)	3A2
II-4A1	(1)	(2)	4A1
II-4A2	(1)	(2)	4A2
II-M	(1)	(2)	M
II-B1	(1)	(2)	B1
II-B2	(1)	(2)	B2
II-B3	(1)	(2)	B3
II-B4	(1)	(2)	B4
II-B5	(1)	(2)	B5
II-B6	(1)	(2)	B6
II-R	(4)	(4)	NA

(1)	Each of these Interests shall have an initial principal balance equal to that of its Corresponding Class of Certificates (other than any interest-only certificates).

(2)	For each Distribution Date, the interest rate for each of these Interests shall be a per annum rate equal to the Certificate Rate for its Corresponding Class of Certificates.

(3)	For each Distribution Date, this interest rate for this Interest shall be the Net WAC Rate for Loan Group 2.

(4)
The Class II-R Interest represents the sole class of residual interest in REMIC II; it does not have a principal balance and does not bear interest. The Class R Certificate shall represent beneficial ownership of the Class II-R Interest.

On each Distribution Date, the portion of the Available Distribution Amount distributable as interest shall be distributed as interest with respect to the REMIC II Interests based on the interest rates described above.

On each Distribution Date, the remaining portion of the Available Distribution Amount distributable as principal shall be distributed as principal to each REMIC II Interest for which there is a Corresponding Class of Certificates until the principal balance of such REMIC II Interest equals the Class Principal Balance of the Corresponding Class of Certificates immediately after such Distribution Date.

(c) REMIC III Designation.

The Trust shall issue each of the following Classes of Certificates, each of which shall have the following Certificate Rates and initial Class Principal Balances and shall evidence ownership of a regular interest in REMIC III except to the extent provided below:

Class of Certificates	Initial Class Principal Balance	Initial Certificate Rate
Class 1A1	$ 19,656,000	(2)
Class 1A2	$ 1,341,000	(2)
Class 2A1	$ 75,233,000	(3)
Class 2X	$ 95,418,000(1)	(4)
Class 2A2	$ 95,418,000	(5)
Class 2A3	$ 11,636,000	(3)
Class 3A1	$ 391,616,000	(6)
Class 3A2	$ 26,702,000	(6)
Class 4A1	$ 102,139,000	(7)
Class 4A2	$ 6,965,000	(7)
Class M	$ 23,942,000	(8)
Class B1	$ 4,331,000	(8)
Class B2	$ 6,996,000	(8)
Class B3	$ 2,721,000	(8)
Class B4	$ 4,275,000	(8)
Class B5	$ 1,166,000	(8)
Class B6	$ 3,109,952	(8)
Class R	$ 100	(9)
Class RC	$ 100	(10)

(1)	The Class 2X Certificates are interest-only certificates and will be paid interest based on a notional amount equal to the outstanding principal balance of the Class 2A2 Certificates.

(2)	For each Distribution Date, the Certificate Rate for the Class 1A1 and Class 1A2 Certificates shall equal a per annum rate equal to the Net WAC Rate for Loan Group 1.

(3)	For each Distribution Date, the Certificate Rate for the Class 2A1 and Class 2A3 Certificates shall equal a per annum rate equal to the Net WAC Rate for Loan Group 2.

(4)
For each Distribution Date, the Certificate Rate for the Class 2X Certificates (x) up to and including the distribution date in July 2012, shall equal 0.44000% per annum, and (y) any distribution date thereafter, shall equal be 0.00000% per annum.

(5)
For each Distribution Date, the Certificate Rate for the Class 2A2 Certificates shall equal a per annum rate equal to the Net WAC Rate for Loan Group 2 minus the Certificate Rate of the Class 2X Certificates.

(6)	For each Distribution Date, the Certificate Rate for the Class 3A1 and Class 3A2 Certificates shall equal a per annum rate equal to the Net WAC Rate for Loan Group 3.

(7)	For each Distribution Date, the Certificate Rate for the Class 4A1 and Class 4A2 Certificates shall equal a per annum rate equal to the Net WAC Rate for Loan Group 4.

(8)
For each Distribution Date, the Certificate Rate for the Class M, Class B1, Class B2, Class B3, Class B4, Class B5 and Class B6 Certificates will equal a per annum rate equal to the weighted average of the Net WAC Rates for Loan Group 1, Loan Group 2, Loan Group 3 and Loan Group 4, weighted on the basis of the related Group Subordinate Amounts.

(9)
For each Distribution Date, the Certificate Rate for the Class R Certificates shall equal a per annum rate equal to the Net WAC Rate for Loan Group 1. The Class R Certificates represent beneficial ownership of the sole class of residual interest in each of REMIC II and REMIC III.

(10)
For each Distribution Date, the Certificate Rate for the Class RC Certificates shall equal a per annum rate equal to the Net WAC Rate for Loan Group 1. The Class RC Certificates represent the sole class of residual interests in REMIC I.

(d) REMIC Final Scheduled Distribution. The “latest possible maturity date” for each REMIC and each Class of Certificates and REMIC Regular Interests is the 36th Distribution Date following the latest stated maturity date of any Mortgage Loan included in the Trust as of the Closing Date.

Section 2.04 Appointment of Custodian.

The Trustee is hereby directed to, and pursuant to such direction and in accordance with the provisions of Section 9.11 of the Standard Terms the Trustee hereby does, appoint SunTrust Bank as Custodian, and the Trustee accepts the assignment of the Custodial Agreement under Section 2.01 of this Agreement, as it relates to the Mortgage Loans. Pursuant to Section 2.02(f) of the Standard Terms, the Depositor acknowledges the appointment of the Custodian and agrees to deliver, or cause to be delivered, to the Custodian the applicable Mortgage Loan documents that are to be included in the respective Trustee Mortgage Loan File for each Mortgage Loan. The Depositor and the Custodian acknowledge that, pursuant to any existing Custodial Agreement entered into between the Custodian and any predecessor in interest of the Depositor, the Custodian previously acted as custodian for such predecessor in interest and that in connection with the formation of the Trust Fund, the Depositor shall assign each such Custodial Agreement (but solely with respect to the related Mortgage Loans) to the Trustee and cause a receipt to be issued in the name of the Trustee.

So long as SunTrust Bank shall be the Custodian, in the event such Custodian’s long-term senior unsecured debt rating falls below “BBB”, in the case of Fitch, or “BBB-”, in the case of S&P, the Custodian shall be terminated under the Custodial Agreement with respect to the Mortgage Loans and shall transfer the respective Trustee Mortgage Loan File for each Mortgage Loan to a successor custodian acceptable to the Rating Agencies and otherwise in accordance with the provisions of Sections 10 and 11 of the Custodial Agreement.

Section 2.05 Purpose and Powers of the Trust.

The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust (the “Issuing Entity” or "Trust") to be known, for convenience, as “STARM Mortgage Loan Trust 2007-4” and Deutsche Bank is hereby appointed as Trustee in accordance with the provisions of this Agreement.

The purpose of the trust, as created hereunder, is to engage in the following activities:

(i)	to maintain books and records separate from any other person or entity;

(ii)	to maintain its bank accounts separate from any other person or entity;

(iii)	not to commingle its assets with those of any other person or entity and to hold all of its assets in its own name;

(iv)	to conduct its own business in its own name;

(v)
to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person or entity and to cause such financial statements to be prepared in accordance with generally accepted accounting principles;

(vi)	to pay its own liabilities and expenses only out of its own funds;

(vii)	to observe all corporate and other organizational formalities;

(viii)	to maintain an arm’s length relationship with its affiliates and to enter into transactions with affiliates only on a commercially reasonable basis;

(ix)	not to assume, guarantee or become obligated for the debts of any other entity or person;

(x)	not to acquire the obligations or securities of any affiliate or owner;

(xi)	to allocate fairly and reasonably any overhead expenses that are shared with any affiliate, including paying for office space and services performed by any employee of an affiliate;

(xii)	to use separate stationery, invoices, and checks bearing its own name;

(xiii)	to hold itself out as a separate entity;

(xiv)	to correct any known misunderstanding regarding its separate identity;

(xv)	not to identify itself or hold itself out as a division of any other person or entity;

(xvi)	not to hold out its credit as being available to satisfy the obligations of others;

(xvii)	to file separate tax returns from those of each person and entity except as may be required by law; and

(xviii)	to maintain its assets in a manner that it will not be costly or difficult to segregate ascertain, or identify from those of any other person.

The trust is hereby authorized to engage in the foregoing activities. The parties hereto shall not cause the trust to engage in any activity other than in connection with the foregoing or other than as required or authorized by the terms of this Agreement while any Certificate is outstanding, and this Section 2.05 may not be amended, without the consent of the Certificateholders evidencing 51% or more of the aggregate Voting Rights of the outstanding Certificates; provided that, for purposes of this provision, any Certificate held by SunTrust or any affiliate of SunTrust shall not be considered outstanding and, therefore, SunTrust and its affiliates shall not be entitled to vote on matters hereunder and the Voting Rights related to any such Certificates held by SunTrust or its affiliates shall not be included in the determination of the aggregate Voting Rights of outstanding Certificates.

ARTICLE III

REMITTING TO CERTIFICATEHOLDERS

Section 3.01 Distributions to Certificateholders.

(a) Distributions. In accordance with Section 3.01(d) of the Standard Terms and subject to the exceptions set forth below, on each Distribution Date, the Securities Administrator shall withdraw the aggregate Available Distribution Amount (less any amounts withdrawn pursuant to Section 3.01(a)(iv) of the Standard Terms) for Loan Group 1, Loan Group 2, Loan Group 3, Loan Group 4, and shall distribute it in the following manner and order of priority:

(i) the Available Distribution Amount for Loan Group 1 and such Distribution Date shall be distributed in the following order of priority:

(A) first, pro rata (based on Accrued Certificate Interest thereon for such Distribution Date), to the Class R, Class RC, Class 1A1 and Class 1A2 certificates, Accrued Certificate Interest thereon for such Distribution Date; and

(B) second, in the following order or priority, in an amount up to the Senior Principal Distribution Amount for Loan Group 1 for such Distribution Date:

(1) to the Class R and Class RC Certificates, sequentially, in that order, as principal, until the Class Principal Balance of each such Class has been reduced to zero; and

(2) pro rata (based on their respective Class Principal Balances), to the Class 1A1 and Class 1A2 Certificates, as principal, until the Class Principal Balance of each such Class has been reduced to zero;

(ii) the Available Distribution Amount for Loan Group 2 and such Distribution Date shall be distributed in the following order of priority:

(A) first, pro rata (based on the Accrued Certificate Interest thereon for such Distribution Date), to the Class 2A1, Class 2A2, Class 2A3 and Class 2X Certificates, Accrued Certificate Interest thereon for such Distribution Date; and

(B) second, pro rata (based on their respective Class Principal Balances), to the Class 2A1, Class 2A2 and Class 2A3 Certificates, as principal, in an amount up to the Senior Principal Distribution Amount for Loan Group 2 for such Distribution Date, until the Class Principal Balance of each such Class has been reduced to zero;

(iii) the Available Distribution Amount for Loan Group 3 and such Distribution Date shall be distributed in the following order of priority:

(A) first, pro rata (based on the Accrued Certificate Interest thereon for such Distribution Date), to the Class 3A1 and Class 3A2 Certificates, Accrued Certificate Interest thereon for such Distribution Date; and

(B) second, pro rata (based on their respective Class Principal Balances), to the Class 3A1 and Class 3A2 Certificates, as principal, in an amount up to the Senior Principal Distribution Amount for Loan Group 3 for such Distribution Date, until the Class Principal Balance of each such Class has been reduced to zero;

(iv) the Available Distribution Amount for Loan Group 4 and such Distribution Date shall be distributed in the following order of priority:

(A) first, pro rata (based on the Accrued Certificate Interest thereon for such Distribution Date), to the Class 4A1 and Class 4A2 Certificates, Accrued Certificate Interest thereon for such Distribution Date; and

(B) second, pro rata (based on their respective Class Principal Balances), to the Class 4A1 and Class 4A2 Certificates, as principal, in an amount up to the Senior Principal Distribution Amount for Loan Group 4 for such Distribution Date, until the Class Principal Balance of each such Class has been reduced to zero;

(b) Subject to the exceptions described below, unless the Class Principal Balance of a Class of Subordinate Certificates has been previously reduced to zero, the portion of the Available Distribution Amount for all of the Loan Groups in the aggregate remaining after making the distributions described above in Section (a) shall be distributed in the following order of priority:

(i) first, to the Class M Certificates, Accrued Certificate Interest thereon for such Distribution Date;

(ii) second, to the Class M Certificates, as principal, their pro rata share (based on their Class Principal Balance) of the Subordinate Principal Distribution Amount for such Distribution Date, until their Class Principal Balance has been reduced to zero;

(iii) third, to the Class B1 Certificates, Accrued Certificate Interest thereon for such Distribution Date;

(iv) fourth, to the Class B1 Certificates, as principal, their pro rata share (based on their Class Principal Balance) of the Subordinate Principal Distribution Amount for such Distribution Date, until their Class Principal Balance has been reduced to zero;

(v) fifth, to the Class B2 Certificates, Accrued Certificate Interest thereon for such Distribution Date;

(vi) sixth, to the Class B2 Certificates, as principal, their pro rata share (based on their Class Principal Balance) of the Subordinate Principal Distribution Amount for such Distribution Date, until their Class Principal Balance has been reduced to zero;

(vii) seventh, to the Class B3 Certificates, Accrued Certificate Interest thereon for such Distribution Date;

(viii) eighth, to the Class B3 Certificates, as principal, their pro rata share (based on their Class Principal Balance) of the Subordinate Principal Distribution Amount for such Distribution Date, until their Class Principal Balance has been reduced to zero;

(ix) ninth, to the Class B4 Certificates, Accrued Certificate Interest thereon for such Distribution Date;

(x) tenth, to the Class B4 Certificates, as principal, their pro rata share (based on their Class Principal Balance) of the Subordinate Principal Distribution Amount for such Distribution Date, until their Class Principal Balance has been reduced to zero;

(xi) eleventh, to the Class B5 Certificates, Accrued Certificate Interest thereon for such Distribution Date;

(xii) twelfth, to the Class B5 Certificates, as principal, their pro rata share (based on their Class Principal Balance) of the Subordinate Principal Distribution Amount for such Distribution Date, until their Class Principal Balance has been reduced to zero;

(xiii) thirteenth, to the Class B6 Certificates, Accrued Certificate Interest thereon for such Distribution Date;

(xiv) fourteenth, to the Class B6 Certificates, as principal, their pro rata share (based on their Class Principal Balance) of the Subordinate Principal Distribution Amount for such Distribution Date, until their Class Principal Balance has been reduced to zero; and

(xv) fifteenth, to each Class of Certificates in order of seniority (and among Classes of Senior Certificates, pro rata, based on the amount of unreimbursed Realized Losses allocated to such Classes), up to the amount of unreimbursed Realized Losses previously allocated to such Class, if any (unless the allocation of Realized Losses has reduced any Class of Certificates to zero on a previous Distribution Date, in which case no amounts shall be reimbursed to that Class); provided, however, that any amounts distributed pursuant to this paragraph (b)(xv) shall not cause a further reduction in the Class Principal Balance of any Class of Certificates.

(c) At such time as all Classes of Certificates have been paid in full and all related Realized Losses previously allocated have been reimbursed in full (unless the allocation of Realized Losses has reduced any Class of Certificates to zero on a previous Distribution Date, in which case no amounts shall be reimbursed to such Class) all remaining amounts to the Class R Certificates to the extent attributable to REMIC II or REMIC III and to the Class RC Certificates to the extent attributable to REMIC I.

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) Notwithstanding the above, if the Subordination Level for any Class of Subordinate Certificates on any Distribution Date is less than the Subordination Level on the Closing Date for such Class of Certificates (such Class, the “Affected Subordinate Certificates”), the aggregate portion of the Principal Prepayment Amount otherwise payable on such Distribution Date to the Classes of Subordinate Certificates shall be allocated as follows:

(i) pro rata (based on their respective Class Principal Balances), to each Class of related Subordinate Certificates whose Subordination Level equals or exceeds its initial Subordination Level and the related Class of Affected Subordinate Certificates having the lowest numerical designation, or

(ii) if no class of related Subordinate Certificates has a Subordination Level equal to or in excess of its initial Subordination Level, to the related Class of Affected Subordinate Certificates having the lowest numerical designation up to an amount sufficient to restore its Subordination Level to its initial Subordination Level, and then to the related Class of Affected Subordinate Certificates having the next lowest numerical designation, in the same manner.

(h) All distributions or allocations made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates of such Class based on the outstanding principal balance of each such Certificate. Payment shall be made either (1) by check mailed to the address of each Certificateholder as it appears in the Certificate Register on the Record Date immediately prior to such Distribution Date or (2) with respect to the Regular Certificates, by wire transfer of immediately available funds to the account of a Holder at a bank or other entity having appropriate facilities therefor, if such Holder shall have so notified the Securities Administrator in writing by the Record Date immediately prior to such Distribution Date and such Holder is the registered owner of Regular Certificates with an initial principal amount of at least $1,000,000. The Securities Administrator may charge the Holder a fee for any payment made by wire transfer. Final distribution on the Certificates shall be made only upon surrender of the Certificates at the offices of the Certificate Registrar set forth in the notice of such final distribution.

(i) [Reserved].

(j) Any amounts remaining in the Certificate Account on any Distribution Date after all allocations and distributions required to be made by this Trust Agreement have been made shall be paid to the Holders of the applicable Residual Certificates with respect to the related REMIC.

Section 3.02 Allocation of Realized Losses and Shortfalls.(i) On each Distribution Date, Realized Losses realized during the prior calendar month shall be allocated to reduce the Class Principal Balances of the related Subordinate Certificates in reverse Order of Priority, in each case until the Class Principal Balance of each such Class has been reduced to zero. If the Class Principal Balances of the Subordinate Certificates have been reduced to zero, further Realized Losses shall be allocated to the Senior Certificates related to the Loan Group in which such Realized Losses occurred, based on the outstanding Class Principal Balances of such Senior Certificates, in each case until each such Class Principal Balance has been reduced to zero; provided, however, that Realized Losses otherwise allocable (A) to the Class 1A1 Certificates shall first be allocated to the Class 1A2 Certificates, to reduce the Certificate Balance of each such Class until such Certificate Balance has been reduced to zero, and thereafter such Realized Losses shall be allocated to the Class 1A1 Certificates, to reduce the Certificate Balance of such Class until such Certificate Balance has been reduced to zero, (B) to the Class 2A1 and Class 2A2 Certificates shall first be allocated to the Class 2A3 Certificates, to reduce the Certificate Balance of such Class until such Certificate Balance has been reduced to zero, and thereafter such Realized Losses shall be allocated to the Class 2A1 and Class 2A2 Certificates, to reduce the Certificate Balance of such Classes until such Certificate Balances have been reduced to zero, (C) to the Class 3A1 Certificates shall first be allocated to the Class 3A2 Certificates, to reduce the Certificate Balance of such Class until such Certificate Balance has been reduced to zero, and thereafter such Realized Losses shall be allocated to the Class 3A1 Certificates, to reduce the Certificate Balance of such Class until such Certificate Balance has been reduced to zero and (D) to the Class 4A1 Certificates shall first be allocated to the Class 4A2 Certificates, to reduce the Certificate Balance of such Class until such Certificate Balance has been reduced to zero, and thereafter such Realized Losses shall be allocated to the Class 4A1 Certificates, to reduce the Certificate Balance of such Class until such Certificate Balance has been reduced to zero.

(ii) Whenever Realized Losses are required to be allocated to a Class of Certificates, the Realized Loss shall be allocated to Certificates of such Class of the related Loan Group or Loan Groups, as the case may be, based on their respective outstanding principal amounts.

(b) Interest Shortfall. Notwithstanding anything in the Standard Terms or this Trust Agreement to the contrary, on each Distribution Date, before any distributions are made on the Certificates, any Shortfall with respect to any Mortgage Loan shall be allocated to reduce the Accrued Certificate Interest on each Class of Senior Certificates related to the Loan Group of such Mortgage Loan and each Class of related Subordinate Certificates pro rata, based on the amount of Accrued Certificate Interest otherwise owing to each such Class, in the case of the Senior Certificates, and the related Group Subordinate Amount, in the case of the Subordinate Certificates, pursuant to clause (i) of the definition of Accrued Certificate Interest.

(c) Modification Losses. Notwithstanding anything in the Standard Terms or this Trust Agreement to the contrary, in the event that the Note Rate on a Mortgage Loan is reduced as a result of a modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by any Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Borrower, such modification, waiver or amendment shall be disregarded for purposes of calculating the Certificate Rate on any Class of Certificates.

(d) Subsequent Recoveries. With respect to any Subsequent Recoveries received with respect to a Mortgage Loan, such Subsequent Recoveries shall be treated as a principal prepayment. In addition, the Class Principal Balance of each Class of Certificates to which Realized Losses have been allocated shall be increased, sequentially in the order of payment priority, by the amount of Subsequent Recoveries, but not by more than the amount of Realized Losses previously allocated to reduce the Class Principal Balance of such Class.

Section 3.03 Crossover Amounts.

(a) If, on any Distribution Date, the aggregate Class Principal Balance of the Group 1, Group 2, Group 3 or Group 4 Certificates exceeds the outstanding aggregate principal balance of the Mortgage Loans in the related Loan Group (such class or classes, the related “Affected Senior Certificates”), then future principal payments otherwise allocable to the Subordinate Certificates shall be “crossed over” or used to repay principal of the Affected Senior Certificates by increasing the Senior Principal Distribution Amount for the Loan Group related to the Affected Senior Certificates in an amount equal to the lesser of (i) the aggregate amount of principal otherwise payable to the Subordinate Certificates on such Distribution Date and (ii) the amount required to be paid to the Affected Senior Certificates so that their aggregate Class Principal Balance is equal to the outstanding aggregate principal balance of the Mortgage Loans in the related Loan Group.

(b) In addition, if, as a result of rapid prepayments, the aggregate Class Principal Balance of the Group 1, Group 2, Group 3 or Group 4 Certificates has been reduced to zero and such Senior Certificates are retired, amounts otherwise distributable as principal on each class of Subordinate Certificates shall instead be distributed as principal to the Senior Certificates related to the other Loan Groups which remain outstanding, until the Class Principal Balances of the Senior Certificates related to such Loan Groups have been reduced to zero. In order for the distribution priority described in the foregoing sentence to apply on any Distribution Date, it must also be true that either (a) the Subordinate Percentage for that Distribution Date is less than 200% of the Subordinate Percentage as of the Cut-Off Date, or (b) the average outstanding principal balance of the Mortgage Loans in Loan Group 1, Loan Group 2, Loan Group 3 and Loan Group 4 that are delinquent 60 days or more (including any such Mortgage Loans in foreclosure or bankruptcy and REO properties) during the most recent three calendar months as a percentage of the sum of the Group Subordinate Amounts is greater than or equal to 50%.

(c) All distributions described in this Section 3.03 shall be made in accordance with the priorities set forth in Section 3.01.

ARTICLE IV

THE SECURITIES

Section 4.01 The Certificates.The Certificates shall be designated generally as the STARM Mortgage Loan Trust 2007-4 Mortgage Pass-Through Certificates, Series 2007-4. The aggregate principal amount of Certificates that may be executed and delivered under this Trust Agreement is limited to $777,347,152, except for Certificates executed and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Certificates pursuant to Section 5.04 or 5.06 of the Standard Terms. On the Closing Date, the Securities Administrator shall execute, and the Certificate Registrar shall authenticate and deliver Mortgage Pass-Through Certificates in the names and amounts and to the Persons as directed by the Depositor. The table in Section 2.03(b) sets forth the Classes of Certificates and the initial Class Principal Balance for each Class of the Certificates.

Section 4.02 Denominations.Each of the Senior Certificates and the Subordinate Certificates (other than the Residual Certificates) shall be issued in fully-registered, book-entry form and shall be Book-Entry Certificates. The Senior Certificates (other than the Class 2X Certificates and the Residual Certificates) shall be issued in minimum denominations of $25,000 initial certificate principal balance each and multiples of $1 in excess thereof. The Class 2X Certificates shall be issued in minimum denominations of $1,000,000 initial notional amount each and multiples of $1 in excess of $1,000,000. The Subordinate Certificates shall be issued in minimum denominations of $100,000 initial certificate principal balance each and multiples of $1 in excess thereof. In addition, one certificate of each Class (other than the Residual Certificates) may be issued evidencing the sum of an authorized denomination thereof and the remainder of the aggregate initial Class Principal Balance (or, in the case of the Class 2X Certificates, the Notional Amount) of such Class. Each Class of Residual Certificates shall be issued in percentage interests of 99.99% and 0.01%. Each of the Residual Certificates shall be issued in fully-registered, certificated form.

Section 4.03 Redemption of Certificates.Notwithstanding anything to the contrary in Section 10.02 of the Standard Terms, the obligations created by the Trust Agreement shall terminate upon payment to the Certificateholders of all amounts held in the Collection Account, the Certificate Account and the REMIC I Distribution Account, following the earlier of: (i) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust or the disposition of all property acquired upon foreclosure of any such Mortgage Loan and (ii) the repurchase of all of the assets of the Trust by SunTrust, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans is equal to or less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-Off Date (provided, that if SunTrust is no longer acting as a Servicer of the Mortgage Loans, the Master Servicer may purchase the Mortgage Loans and all other property of the Trust in a Terminating Purchase). Written notice of any such termination shall be given to each Certificateholder, and the final distribution shall be made only upon surrender and cancellation of the Certificates at an office or agency appointed by the Securities Administrator which will be specified in the notice of termination. Any repurchase of the assets of the Trust pursuant to this Section 4.03 shall be made at a price equal to the Termination Price.

Section 4.04 Securities Laws Restrictions.Each of the Junior Subordinate Certificates is subject to the restrictions on transfer contained in Section 5.05(a) of the Standard Terms. Each of the Residual Certificates is subject to Section 5.05(c) of the Standard Terms.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01 Request for Opinions.(a) The Depositor hereby requests and authorizes McKee Nelson LLP, as its special counsel in this transaction, to issue on behalf of the Depositor such legal opinions to the Securities Administrator, Trustee and each Rating Agency as may be (i) required by any and all documents, certificates or agreements executed in connection with the Trust, or (ii) requested by the Securities Administrator, the Trustee, and Rating Agency or their respective counsels.

(b) The Trustee hereby requests and authorizes its counsel to issue on its behalf (at the expense of the Depositor) such legal opinions to the Depositor as may be required by any and all documents, certificates or agreements executed in connection with the establishment of the Trust and the issuance of the Certificates.

Section 5.02 Schedules and Exhibits.Each of the Schedules and Exhibits attached hereto or referenced herein are incorporated herein by reference as contemplated hereby and by the Standard Terms. Each Class of Certificates shall be in substantially the form attached hereto, as set forth in the Exhibit index.

Section 5.03 Governing Law.THIS TRUST AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 5.04 Counterparts.This Trust Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original but all of such counterparts shall together constitute but one and the same instrument.

Section 5.05 Notices.All demands and notices hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service, to (a) in the case of the Depositor, GS Mortgage Securities Corp., 85 Broad Street, New York, New York 10004, Attention: President (telecopy number (212) 902-3000 and email addresses: howard.altarescu@gs.com and melkizedeck.okudo@gs.com) or such other address, telecopy number or email address as may hereafter be furnished to each party to the Trust Agreement in writing by the Depositor, (b) in the case of the Securities Administrator for certificate surrender, transfer and exchange purposes, Wells Fargo Bank, N.A., Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services - STARM 2007-4 or such other address or telecopy number as may hereafter be furnished to each party to the Trust Agreement in writing by the Securities Administrator (c) in the case of the Trustee, Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, CA 92705-4934, Attention: STARM 2007-4, Facsimile: (714) 247-6470, with a copy to the Corporate Trust Office, or such other address, telecopy number or email may hereafter be furnished to each party to the Trust Agreement in writing by the Trustee, (d) in the case of the Master Servicer or the Securities Administrator (except in the case of the matters specified in clause (b) above), Wells Fargo Bank, N.A., P.O. Box 98, Columbia, Maryland 21046, Attention: Client Manager (STARM 2007-4) (or in the case of overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045), Telephone: (410) 884-2000, Facsimile: (410) 715-2380 and (e) in the case of the Custodian, SunTrust Bank, 901 Semmes Avenue, Richmond, Virginia 23224. The addresses of the rating agencies required to be stated herein pursuant to Section 11.08(c) of the Standard Terms are Standard & Poor’s Ratings Services, 55 Water Street, 40th Floor, New York, New York 10041; Fitch Ratings, One State Street Plaza, New York, New York 10004; and Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: ABS Monitoring Department

[Signature page follows]

IN WITNESS WHEREOF, the Depositor, the Trustee, the Master Servicer, the Securities Administrator and the Custodian have caused this Trust Agreement to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of the day and year first above written.

GS MORTGAGE SECURITIES CORP.,
as Depositor

By:  /s/ Greg Finck
Name: Greg Finck
Title: Vice President

WELLS FARGO BANK, N.A.,
as Master Servicer

By:  /s/ Martin Reed
Name: Martin Reed
Title: Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY
as Trustee

By:  /s/ Mei Nghia
Name: Mei Nghia
Title: Authorized Signer

By:  /s/ Ronaldo Reyes
Name: Ronaldo Reyes
Title: Vice President

WELLS FARGO BANK, N.A.,
as Securities Administrator

By:  /s/ Martin Reed
Name: Martin Reed
Title: Vice President

SUNTRUST BANK,
as Custodian

By:  /s/ Rose Burton
Name: Rose Burton
Title: First Vice President

SCHEDULE I

MORTGAGE LOANS

[To be retained in a separate closing binder entitled “STARM 2007-4 Mortgage Loan Schedules” at the Washington D.C. Offices of McKee Nelson LLP]

SCHEDULE I-1

EXHIBIT A

FORMS OF CERTIFICATES

EXHIBIT A-1

EXHIBIT B

CUSTODIAL AGREEMENT

EXHIBIT B-1